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                                                                    EXHIBIT 99.1




                    [EOTT ENERGY PARTNERS, L.P. LETTERHEAD]


                                               FOR FURTHER INFORMATION CONTACT:
                                                         Media Relations Contact
                                                                      Wade Gates
                                                                    713.993.5152



                    EOTT ENERGY CLOSES TERM CREDIT FACILITIES

HOUSTON, April 24 -- EOTT Energy Partners, L.P. (NYSE: EOT) announced today the finalization of its amended working capital and letter of credit facilities with Standard Chartered Bank. The credit facilities are available through the end of February 2003 for working capital loans and letters of credit of up to $500 million.

"The completion of the Standard Chartered credit facility, the recent resumption of full production at our MTBE plant, and the election of our three new independent Board members, including our new Chairman, strengthens our ability to enhance future value for EOTT's unitholders and customers," said EOTT President and Chief Executive Officer, Dana Gibbs. "We are confident that retaining our excess operating cash flows will increase EOTT's long-term financial stability and strengthen its ability to build future value for EOTT's unitholders."

The facilities include provisions restricting payment of future distributions to unitholders, subject to certain financial covenants and the resolution of uncertainties related to the Enron bankruptcy. Additionally, the facilities include minimum cash flow thresholds and limitations on expansion capital expenditures. EOTT does not expect that under current circumstances any distributions will be made prior to the fourth quarter of 2002.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com . The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT".

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the impact of Enron's bankruptcy proceedings on its contractual and other arrangements with certain Enron Corp. subsidiaries, the success of EOTT's marketing activities, the success of EOTT's ongoing financing activities, plant operating capacities, plant operating expenses, maintenance capital expenses, capital improvements required as a result of changes in environmental laws or other regulatory changes during the periods covered by the forward looking statements.
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